              AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                                 ON JULY 3, 2001
                                                 REGISTRATION STATEMENT NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                                RAILAMERICA, INC.
             (Exact Name of Registrant as Specified in its Charter)


            DELAWARE                                                                        65-0328006
(State or Other Jurisdiction of                                                          (I.R.S. Employer
 Incorporation or Organization)                                                        Identification Number)

                                                                                             GARY O. MARINO
                                                                            CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT
                        RAILAMERICA, INC.                                                  RAILAMERICA, INC.
                  5300 BROKEN SOUND BLVD., N.W.                                      5300 BROKEN SOUND BLVD., N.W.
                    BOCA RATON, FLORIDA 33487                                          BOCA RATON, FLORIDA 33487
                          (561) 994-6015                                                     (561) 994-6015
       (Address, Including Zip Code, and Telephone Number,             (Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)               Include Area Code, of Agent for Service)


                          COPIES OF COMMUNICATIONS TO:
                              GARY M. EPSTEIN, ESQ.
                               FERN S. WATTS, ESQ.
                             GREENBERG TRAURIG, P.A.
                              1221 BRICKELL AVENUE
                              MIAMI, FLORIDA 33131
                                 (305) 579-0500
                           (FACSIMILE) (305) 579-0717

                              --------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.

                              --------------------

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                               -------------------

                         CALCULATION OF REGISTRATION FEE

                                                                         PROPOSED MAXIMUM   PROPOSED MAXIMUM       AMOUNT OF
                  TITLE OF EACH CLASS                     AMOUNT          OFFERING PRICE        AGGREGATE        REGISTRATION
            OF SECURITIES TO BE REGISTERED           TO BE REGISTERED      PER UNIT(2)      OFFERING PRICE(2)       FEE(2)
---------------------------------------------------- ------------------ ------------------- ------------------ ------------------
Common Stock, par value $.001 per share(1).......        4,050,000            $11.44           $46,332,000        $11,583.00
---------------------------------------------------- ------------------ ------------------- ------------------ ------------------


(1) Includes 250,000 shares of common stock issuable upon the exercise of outstanding warrants and such indeterminate number of shares of common stock as may be issuable pursuant to the anti-dilution provisions contained therein.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended. Calculated pursuant to Rule 457(c) based on the average high and low sales price of the Common Stock on the Nasdaq National Market on July 2, 2001.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

  The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                    SUBJECT TO COMPLETION, DATED JULY 3, 2001

PROSPECTUS

                                RAILAMERICA, INC.

                        4,050,000 SHARES OF COMMON STOCK

         The selling stockholders are offering 4,050,000 shares of our common stock under this prospectus. Many of the selling stockholders obtained their shares of common stock in a private placement completed in June 2001. Additionally, some of these shares of common stock may be obtained upon exercise of warrants issued to our placement agent in our June 2001 private placement.

         Our common stock trades on the Nasdaq National Market under the symbol "RAIL." On July 2, 2001, the closing sale price of one share of common stock on the Nasdaq National Market was $11.50.

         The selling stockholders may offer the shares through public or private transactions, on or off the Nasdaq National Market, at prevailing market prices or at privately negotiated prices. They may make sales directly to purchasers or through agents, dealers or underwriters.

                             ----------------------

         YOU SHOULD CAREFULLY CONSIDER THE RISKS DISCUSSED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 3 IN THIS PROSPECTUS.

         NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. NOR HAVE THEY MADE, NOR WILL THEY MAKE, ANY DETERMINATION AS TO WHETHER ANYONE SHOULD BUY THESE SECURITIES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  This date of this prospectus is July 3, 2001.

         PROSPECTIVE INVESTORS MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH DIFFERENT OR ADDITIONAL INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

                             ----------------------

                                TABLE OF CONTENTS

Prospectus Summary.....................................................1
Risk Factors...........................................................3
Cautionary Note Regarding Forward-Looking Statements...................9
Use of Proceeds.......................................................11
Unaudited Pro Forma Combined Financial Information....................12
Selling Stockholders..................................................19
Plan of Distribution..................................................22
Legal Matters.........................................................23
Experts...............................................................23
Where You Can Find More Information...................................23

                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION AND DOES NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. WE URGE YOU TO READ THE ENTIRE PROSPECTUS AND THE DOCUMENTS WE HAVE REFERRED YOU TO IN "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 23 FOR MORE INFORMATION ABOUT OUR COMPANY AND OUR FINANCIAL STATEMENTS. YOU SHOULD PAY SPECIAL ATTENTION TO THE RISKS OF INVESTING IN OUR COMMON STOCK DISCUSSED UNDER "RISK FACTORS." EXCEPT WHERE THE CONTEXT OTHERWISE REQUIRES, THE TERMS "WE," "US," "OUR" OR "RAILAMERICA" REFER TO THE BUSINESS OF RAILAMERICA, INC. AND ITS CONSOLIDATED SUBSIDIARIES. ALL DOLLAR AMOUNTS ARE EXPRESSED IN U.S. DOLLARS UNLESS OTHERWISE INDICATED.

OUR BUSINESS

         We are the largest owner and operator of short line freight railroads in North America and a leading owner and operator of regional freight railroads in Australia and Chile. We own, operate or lease equity interests in, a diversified portfolio of 39 railroads with approximately 11,000 miles of track located in the United States, Australia, Canada and Chile. Through our diversified portfolio of rail lines, we operate in numerous geographic regions with varying concentrations of commodities hauled. We believe individual economic and seasonal cycles in each region may partially offset each other.

         In June 2001, we completed a private placement of 3,800,000 shares of common stock for an aggregate of approximately $41 million. These shares are being offered for resale under this prospectus.

OUR NORTH AMERICAN OPERATIONS

         We own/lease 37 rail properties in North America. All of our North American rail properties are short line railroads that provide transportation services for both on-line customers and Class I railroads which interchange with our rail lines. Short line railroads are typically less than 350 miles long, serve a particular class of customers in a small geographic area and interchange with Class I railroads. Short line rail operators primarily serve customers on their line by transporting products to and from the Class I interchanges. Each of our North American rail lines is typically the only rail carrier directly serving its customers. The ability to haul heavy and large quantities of freight as part of a long-distance haul make rail services generally a more effective, lower-cost alternative to other modes of transportation, including motor carriers.

         UNITED STATES. We own/lease and operate 29 short line rail properties in the United States with approximately 4,400 miles of track. Our United States properties are geographically diversified and operate in 22 states. We have clusters of rail properties in the southeastern, midwestern, Great Lakes and New England regions of the United States. We believe that this cluster strategy provides economies of scale and helps us achieve operational synergies.

         CANADA. We own/lease and operate eight short line rail properties in Canada with approximately 1,800 miles of track. Our Canadian properties are geographically diversified and operate in six provinces and territories. We have clusters of rail properties in Alberta and southern Ontario/Quebec.

OUR INTERNATIONAL OPERATIONS

         AUSTRALIA. In Australia, we own Freight Australia, formerly known as Freight Victoria, a regional freight railroad operating in the State of Victoria. Freight Australia is our wholly owned Australian subsidiary that purchased the assets of V/Line Freight Corporation from the Government of the State of Victoria on April 30, 1999. Freight Australia's customers span a variety of industries, with particular emphasis on companies in the Australian agricultural industry for which Freight Australia carries bulk grain and other agricultural products. Freight Australia generates a substantial percentage of its revenue from contracts with the Australian Wheat Board. In addition, Freight Australia receives a substantial percentage of its revenue from fees received for providing access to track on which V/Line Passenger operates a passenger railroad servicing the State of Victoria.

         CHILE. Through a wholly-owned subsidiary, RailAmerica de Chile S.A., we own 55% of the outstanding voting stock of Ferronor. Ferronor owns and operates approximately 1,400 miles of rail line in northern Chile.

OUR BUSINESS STRATEGY

         Our strategy is to expand our position as a leading owner and operator of short line and regional railroads in selected markets worldwide. Key elements of this strategy include:

         GROW INTERNALLY THROUGH FOCUSED SALES, MARKETING EFFORTS AND CUSTOMER SERVICE. We will continue to focus on increasing traffic in each of our markets by aggressively marketing our customer service to our customers and bolstering our sales efforts. In many cases, we believe customer service and sales and marketing at railroads that we have acquired have been neglected by the previous owners. We purchased a number of our rail lines from Class I railroads. Due to the size of the Class I railroads and their concentration on long-haul traffic, we believe the Class I operators typically have not effectively marketed these branch line operations.

         CONTINUE TO GROW THROUGH SELECTIVE ACQUISITIONS. We expect that opportunities to acquire selected North American short line rail properties will continue to become available over the next several years. We also expect to make acquisitions in economically and politically stable international markets, as a result of an increasing number of governments seeking to privatize their national rail systems.

         MAINTAIN CLOSE RELATIONSHIPS WITH CLASS I RAILROADS. Since most of our North American short line rail properties interchange with at least one Class I railroad, we maintain close relationships with substantially all of the North American Class I rail operators. We believe that these relationships will enable us to pursue new business opportunities on existing rail line properties and acquire additional short line freight rail lines from the Class I railroads.

         DIVERSIFY OUR OPERATIONS GEOGRAPHICALLY AND BY COMMODITIES SHIPPED. We believe that revenue diversification limits our exposure to geographic, economic and customer related risks, while positioning us to take advantage of a broad range of business opportunities. We intend to continue to diversify our geographic scope and the industries we serve. This diversification, and the stability it provides to our operations, differentiates us from other regional and short line carriers.

         FOCUS ON CORE OPERATIONS THROUGH STRATEGIC DIVESTITURES. We believe that in order to capitalize on opportunities more profitable to our overall portfolio, to minimize the amount of management time and effort on the smaller properties in our portfolio and to reduce debt, we may from time to time divest some of our non-core railroad properties. We believe a market for these divestitures exists among other smaller short line operating companies and selected strategic buyers.

                              CORPORATE INFORMATION

         We are a Delaware corporation with our principal executive offices located at 5300 Broken Sound Boulevard, N.W., Boca Raton, Florida 33487. Our telephone number is (561) 994-6015.

                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE MAKING AN INVESTMENT DECISION. IF ANY OF THE FOLLOWING RISKS OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MIGHT LOSE ALL OR PART OF YOUR INVESTMENT.

WE HAVE SUBSTANTIAL DEBT AND DEBT SERVICE REQUIREMENTS WHICH COULD HAVE ADVERSE CONSEQUENCES ON OUR BUSINESS.

         On March 31, 2001, we had approximately $498.1 million of total indebtedness outstanding. Our cash interest expense was $13,303,528 for the three months ended March 31, 2001. The degree to which we are leveraged could have important consequences, including the following:

         o our ability to borrow additional amounts for working capital, capital expenditures, potential acquisition opportunities, general corporate purposes and other purposes may be limited or financing may not be available on terms favorable to us or at all;

         o a substantial portion of our cash flows from operations must be used to pay our interest expense and repay our debt, which would reduce the funds that would otherwise be available to us for our operations and future business opportunities;

         o we may be more vulnerable to economic downturns, may be limited in our ability to withstand competitive pressures and may have reduced flexibility in responding to changing business, regulatory and economic conditions; and

         o fluctuations in market interest rates will affect the cost of our borrowings to the extent not covered by interest rate hedge agreements because the interest under our credit facilities is payable at variable rates.

DESPITE CURRENT INDEBTEDNESS LEVELS, WE MAY STILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT, WHICH WILL INTENSIFY THE RISKS DISCUSSED ABOVE.

         Our senior credit facilities and the indenture governing our senior subordinated notes permit us, subject to specified limitations, to be able to incur substantial additional indebtedness in the future. Our revolving credit facility allows us to borrow a total of $50.0 million. If new debt is added to our current debt levels, the related risks that we face could intensify.

WE MAY NOT BE ABLE TO GENERATE SUFFICIENT CASH FLOW TO MEET OUR DEBT SERVICE REQUIREMENTS.

         We cannot assure you that our future cash flows will be sufficient to meet our debt obligations and commitments. Any insufficiency would have a negative impact on our business. Our ability to generate cash flow from operations sufficient to make scheduled payments on our debt as they become due will depend on our future performance and our ability to implement our business strategy successfully. Our performance will be affected by prevailing economic conditions and financial, business, regulatory and other factors. Most of these factors are beyond our control. Failure to pay our interest expense or make our principal payments would result in a default. A default, if not waived, could result in acceleration of our indebtedness, in which case the debt would become immediately due and payable. If this occurs, we may be forced to reduce or delay capital expenditures and implementation of our business strategy, sell assets, obtain additional equity capital or refinance or restructure all or a portion of our outstanding debt. In the event that we are unable to do so, we may be left without sufficient liquidity and we may not be able to repay our debt and the lenders will be able to foreclose on our assets. Even if new financing is available, it may not be on terms that are acceptable to us.

OUR SENIOR CREDIT FACILITIES AND THE INDENTURE GOVERNING OUR SENIOR SUBORDINATED NOTES CONTAIN COVENANTS THAT SIGNIFICANTLY RESTRICT OUR OPERATIONS.

         Our senior credit facilities and the indenture governing our senior subordinated notes contain numerous covenants imposing financial and operating restrictions on our business. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. These covenants place restrictions on our ability to, among other things:

         o  incur more debt;

         o pay dividends, redeem or repurchase our stock or make other distributions;

         o  make acquisitions or investments;

         o  use assets as security in other transactions;

         o  enter into transactions with affiliates;

         o  merge or consolidate with others;

         o  dispose of assets or use asset sale proceeds;

         o  create liens on our assets; and

         o  extend credit.

         In addition, our senior credit facilities also require us to meet a number of financial ratios and tests. Our ability to meet these ratios and tests and to comply with other provisions of our credit facilities and the indenture can be affected by changes in economic or business conditions or other events beyond our control. Our failure to comply with the obligations in our senior credit facilities and the indenture could result in an event of default under these facilities and the indenture, which, if not cured or waived, could permit acceleration of our indebtedness under the senior credit facilities, the senior subordinated notes or our other indebtedness which could have a material adverse effect on us.

OUR INABILITY TO INTEGRATE ACQUIRED BUSINESSES SUCCESSFULLY COULD HAVE ADVERSE CONSEQUENCES FOR OUR BUSINESS.

         We have experienced significant growth through acquisitions. Acquisitions result in greater administrative burdens and operating costs and, to the extent financed with debt, additional interest costs. We cannot assure you that we will be able to manage or integrate the acquired companies or businesses successfully. The process of integrating our acquired businesses may be disruptive to our business and may cause an interruption of, or a loss of momentum in, our business as a result of the following factors, among others:

         o  loss of key employees or customers;

         o possible inconsistencies in standards, controls, procedures and policies among the combined companies and the need to implement company-wide financial, accounting, information and other systems;

         o failure to maintain the quality of services that the companies have historically provided;

         o  the need to coordinate geographically diverse organizations; and

         o the diversion of management's attention from our day-to-day business as a result of the need to deal with any disruptions and difficulties and the need to add management resources to do so.

         These disruptions and difficulties, if they occur, may cause us to fail to realize the cost savings, revenue enhancements and other benefits that we currently expect to result from that integration and may cause material adverse short- and long-term effects on our operating results and financial condition.

WE EXPECT TO CONTINUE TO ACQUIRE OTHER BUSINESSES, WHICH MAY ADVERSELY AFFECT OUR OPERATING RESULTS, FINANCIAL CONDITION AND EXISTING BUSINESS.

         The success of our acquisition program will depend on, among other things:

         o  the availability of suitable candidates;

         o competition from other companies for the purchase of available candidates;

         o our ability to value those candidates accurately and negotiate favorable terms for those acquisitions;

         o  the availability of funds to finance acquisitions;

         o our ability to fund acquisitions in accordance with the restrictions contained in our senior credit facilities and the indenture governing our senior subordinated notes; and

         o the availability of management resources to oversee the integration and operation of the acquired businesses.

         If our acquisition program is not successful, our operating results, financial condition and existing business may be adversely affected.

         Financing for acquisitions may come from several sources, including cash on hand and proceeds from the incurrence of indebtedness or the issuance of additional common stock, preferred stock, convertible debt or other securities. Additional debt would increase our leverage and interest costs. Additional equity may be dilutive to our existing common stockholders.

WE MAY NOT REALIZE THE ANTICIPATED COST SAVINGS AND OTHER BENEFITS FROM OUR ACQUISITIONS.

         Even if we are able to integrate the operations of acquired businesses into our operations, we may not realize the full benefits of the cost savings, revenue enhancements or other benefits that we expect to result. The potential cost savings associated with an acquisition are based on analyses completed by our employees. These analyses necessarily involve assumptions as to future events, including general business and industry conditions, costs to operate our business and competitive factors, many of which are beyond our control and may not materialize. While we believe these analyses and their underlying assumptions to be reasonable, they are estimates which are difficult to predict and necessarily speculative in nature. If we achieve the expected benefits, they may not be achieved within the anticipated time frame. Also, the cost savings and other synergies from these acquisitions may be offset by costs incurred in integrating the companies, increases in other expenses, operating losses or problems in the business unrelated to these acquisitions.

WE FACE COMPETITION FROM OTHER TYPES OF TRANSPORTATION AND FROM OTHER RAIL OPERATORS.

         We compete directly with other modes of transportation, including motor carriers and, to a lesser extent, ships and barges. Competition is based primarily upon the rate charged and the transit time required, as well as the quality and reliability of the service provided. While we must build or acquire and maintain our rail system, trucks are able to use public roadways. Any future improvements or expenditures materially increasing the quality of these alternative modes of transportation in the locations in which we operate, or legislation granting materially greater latitude for motor carriers with respect to size or weight limitations, could have a material adverse effect on our results of operations and financial condition.

         In addition, we compete for domestic acquisition opportunities with other short-line operators and for foreign acquisitions with other U.S. and foreign rail operators. Some of these competitors have significantly greater resources than we do and also may possess greater local market knowledge.

OUR BUSINESS MAY BE ADVERSELY AFFECTED BY UNFAVORABLE CONDITIONS IN THE AGRICULTURAL INDUSTRY BECAUSE A SUBSTANTIAL PORTION OF OUR RAILROAD TRAFFIC CONSISTS OF AGRICULTURAL COMMODITIES.

         Factors that negatively affect the agricultural industry in the regions in which we operate could have a material adverse effect on our results of operations and financial condition. These factors include weather conditions, export and domestic demand and total world supply, and fluctuations in agricultural prices. A significant portion of our revenues for the year ended December 31, 2000 and the three months ended March 31, 2001 were derived from the agricultural industry. We believe that agricultural commodities will continue to represent a principal component of our rail traffic base in the near future. As a result, we will continue to be affected by unfavorable conditions affecting the agricultural industry in general.

WE ARE SUBJECT TO THE RISKS OF DOING BUSINESS IN FOREIGN COUNTRIES.

         We have railroad operations in Australia, Chile and Canada. We may also consider acquisitions in other foreign countries. The risks of doing business in foreign countries include:

         o  adverse changes in the economy of those countries;

         o  adverse effects of currency exchange controls;

         o  restrictions on the withdrawal of foreign investment and earnings;

         o government policies against ownership of businesses by non-nationals; and

         o  the potential instability of foreign governments.

         Our operations in foreign countries are also subject to economic uncertainties, including among others, risk of renegotiation or modification of existing agreements or arrangements with governmental authorities, exportation and transportation tariffs, foreign exchange restrictions and changes in taxation structure.

BECAUSE SOME OF OUR SIGNIFICANT SUBSIDIARIES TRANSACT BUSINESS IN FOREIGN CURRENCIES, FUTURE EXCHANGE RATE FLUCTUATIONS MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

         While our operations are predominantly in U.S. dollars, some of our significant subsidiaries transact business in foreign currencies, including the Australian dollar and the Canadian dollar. Changes in the relation of these and other currencies to the U.S. dollar could affect our revenues, result in exchange losses and result in the writedown of our investments in those foreign countries. The impact of future exchange rate fluctuations on our results of operations and net worth cannot be accurately predicted. Historically, we have not engaged in hedging transactions with respect to foreign currency exchange rates. However, if circumstances change, we may seek to limit our exposure to the risk of currency fluctuations by engaging in hedging or other transactions. We cannot assure you that we will successfully manage our exposure to currency fluctuations.

BECAUSE WE DEPEND ON CLASS I RAILROADS FOR OUR NORTH AMERICAN OPERATIONS, OUR BUSINESS AND FINANCIAL RESULTS MAY BE ADVERSELY AFFECTED IF OUR RELATIONSHIPS WITH CLASS I CARRIERS DETERIORATE.

         The railroad industry in the United States and Canada is dominated by a small number of Class I carriers that have substantial market control and negotiating leverage. Almost all of the traffic on our North American railroads is interchanged with Class I carriers. A decision by any of these Class I carriers to discontinue transporting commodities or to use alternate modes of transportation, such as motor carriers, could have a material adverse effect on our business and results of operations. Our ability to provide rail service to our customers in North America depends in large part upon our ability to maintain cooperative relationships with Class I carriers with respect to, among other matters, freight rates, car supply, reciprocal switching, interchange and trackage rights. A deterioration in the operations of or service provided by those interchange partners, or in our relationship with our interchange partners, would adversely affect our business. In addition, much of the freight transported by our North American railroads moves on railcars supplied by Class I carriers. If the number of railcars supplied by Class I carriers is insufficient, we might not be able to obtain replacement railcars on favorable terms and shippers may seek alternate forms of transportation.

         Portions of our North American rail properties are operated under leases, operating agreements or trackage rights agreements with Class I carriers. Failure of our railroads to comply with these leases and agreements in all material respects could result in the loss of operating rights with respect to those rail properties, which would adversely affect our results of operations and financial condition. Class I carriers also have traditionally been significant sources of business for us, as well as sources of potential acquisition candidates as they continue to divest themselves of branch lines to smaller rail operators. Because we depend on Class I carriers for our North American operations, our business and financial results may be adversely affected if our relationships with those carriers deteriorate.

WE ARE SUBJECT TO SIGNIFICANT GOVERNMENTAL REGULATION OF OUR RAILROAD OPERATIONS. THE FAILURE TO COMPLY WITH GOVERNMENTAL REGULATION COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

         We are subject to governmental regulation by a significant number of foreign, federal, state and local regulatory authorities with respect to our railroad operations and a variety of health, safety, labor, environmental and other matters. Our failure to comply with applicable laws and regulations could have a material adverse effect on us. Governments may change the legislative framework within which we operate without providing us with any recourse for any adverse effects that the change may have on our business. Also, some of the regulations require us to obtain and maintain various licenses, permits and other authorizations and we cannot assure you that we will continue to be able to do so.

WE MAY INCUR SIGNIFICANT EXPENSES IN CONNECTION WITH AUSTRALIA'S OPEN ACCESS REGIME.

         In Australia, where a significant portion of our operations are located, the applicable legislative framework enables third party rail operators to gain access to the railway infrastructure on which we operate for access fees. As part of this regime, we have executed and may be required to execute access agreements governing access to the railway infrastructure. We may be required to make significant expenditures and to incur significant expenses in order to comply with the applicable regulatory framework and these access agreements.

WE MAY BE REQUIRED TO PAY PENALTY FEES UNDER SOME CIRCUMSTANCES TO A THIRD PARTY RAIL OPERATOR THAT HAS ACCESS TO THE AUSTRALIAN RAILWAYS.

         Our access agreement with V/Line Passenger in Australia contains penalty provisions if trains using the railway infrastructure are delayed, early or cancelled under a variety of circumstances resulting from our actions. The formulas for calculation of the penalty are complex. The penalties apply unless the penalty event is primarily due to acts of God, which includes, but is not limited to, events such as natural disasters, war, changes in applicable laws and power shortages. We cannot assure you that we will not incur significant penalties under the Australian access agreement.

OUR LONG-TERM LEASE OF THE RAILWAY INFRASTRUCTURE IN AUSTRALIA MAY BE TERMINATED FOLLOWING SPECIFIED DEFAULTS.

         The director of public transport for the State of Victoria, Australia may terminate our 45-year lease to operate 3,150 miles of track in Australia in specified circumstances, including: (1) if we fail to maintain all necessary accreditations, (2) if we fail to maintain railway infrastructure and (3) if we fail to maintain insurance. The termination of the lease would have a material adverse effect on our financial condition, results of operations and business.

TERMINATION OF OUR AGREEMENT WITH THE AUSTRALIAN WHEAT BOARD WOULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         If we fail to perform our obligations under our agreement with the Australian Wheat Board, they may terminate the agreement by giving us one month's notice in writing. Before giving us this one month's notice, the Australian Wheat Board must give us the opportunity to remedy the failure by giving us six weeks notice of our failure to perform. In addition to terminating the agreement for our failure to perform, the Wheat Board may terminate the agreement if we cease to exist in our present form as a result of a reconstruction or merger and a conflict of interest arises as a result. If our agreement is terminated, for any reason, our financial condition and results of operations would be adversely affected.

WE COULD INCUR SIGNIFICANT COSTS FOR VIOLATIONS OF APPLICABLE ENVIRONMENTAL LAWS AND REGULATIONS.

         Our railroad and real estate ownership are subject to extensive foreign, federal, state and local environmental laws and regulations concerning, among other things, emissions to the air, discharges to waters, and the handling, storage, transportation and disposal of waste and other materials and cleanup of hazardous material or petroleum releases. Environmental liability can extend to previously owned or operated properties, leased properties and properties owned by third parties, as well as to properties currently owned and used by us. Environmental liabilities may also arise from claims asserted by adjacent landowners or other third parties in toxic tort litigation. We may be subject to allegations or findings to the effect that we have violated, or are strictly liable under, these laws or regulations. We could incur significant costs as a result. We may be required to incur significant expenses to investigate and remediate environmental contamination. In addition, some transactions, including acquisitions, may subject us to various requirements to investigate and remediate contamination at other properties.

LOSS OF KEY PERSONNEL COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

         Our operations and prospects depend in large part on the performance of our senior management team. We cannot be sure that we would be able to find qualified replacements for any of these individuals if their services were no longer available. The loss of the services of one or more members of our senior management team, particularly Gary O. Marino, our chairman, president and chief executive officer, could have a material adverse effect on our business, financial condition and results of operations.

SOME OF OUR EMPLOYEES BELONG TO LABOR UNIONS AND STRIKES OR WORK STOPPAGES COULD ADVERSELY AFFECT OUR OPERATIONS.

         We are a party to collective bargaining agreements with various labor unions in the United States, Australia, Chile and Canada. Some of these agreements expire within the next two years. Our inability to negotiate acceptable contracts with these unions could result in, among other things, strikes, work stoppages or other slowdowns by the affected workers. If the unionized workers were to engage in a strike, work stoppage or other slowdown, or other employees were to become unionized or the terms and conditions in future labor agreements were renegotiated, we could experience a significant disruption of our operations and higher ongoing labor costs.

WE MAY FACE LIABILITY FOR CASUALTY LOSSES WHICH ARE NOT COVERED BY INSURANCE.

         We have obtained insurance coverage for losses arising from personal injury and for property damage in the event of derailments or other accidents or occurrences. However, losses or other liabilities may arise that are not covered by insurance. In addition, under catastrophic circumstances our liability could exceed our insurance limits. Insurance is available from a limited number of insurers and may not continue to be available or, if available, may not be obtainable on terms acceptable to us.

RISING FUEL COSTS COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

         Fuel costs constitute a significant portion of our railroad operating expenses. Fuel costs were approximately 11.8% of our historical railroad operating expenses for the year ended December 31, 2000, 10.8% for the year ended December 31, 1999 and 6.1% for the year ended December 31, 1998. Over the past year, diesel fuel prices have increased dramatically, and this increase may have a material adverse effect on our business and results of operations.

         Fuel prices and supplies are influenced significantly by international political and economic circumstances. If a fuel supply shortage were to arise from OPEC production curtailments, a disruption of oil imports or otherwise, higher fuel prices and any price increases would materially affect our operating results.

YOU MAY NOT RECEIVE DIVIDENDS ON OUR COMMON STOCK.

         We do not anticipate paying any cash dividends on our common stock in the foreseeable future. In addition, the agreements governing our indebtedness, including the terms of the indenture governing our senior subordinated notes and our senior credit facilities will restrict our ability to pay dividends on our common stock or service our indebtedness.

OUR OBLIGATIONS TO THE HOLDERS OF OUR REDEEMABLE PREFERRED STOCK MUST BE SATISFIED BEFORE ANY PAYMENTS ARE MADE TO THE HOLDERS OF OUR COMMON STOCK.

         If we are liquidated, the holders of our redeemable preferred stock will be entitled to be paid in full before any payments are made to the holders of our common stock. As of the date of this prospectus, the redeemable preferred stock had a liquidation preference in the aggregate amount of $5,810,000. In addition, the holders of the redeemable preferred stock are entitled to dividends, which are payable in cash, at a rate of $1.875 per share per annum. Any funds used to pay to holders of the redeemable preferred stock will restrict our ability to use those funds for operations and must be paid before any amounts may be paid to the holders of common stock. See "Description of Capital Stock -- Common and Preferred Stock -- Preferred Stock."

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains some forward-looking statements, within the meaning of federal securities laws, about our financial condition, results of operations and business. You can find many of these statements by looking for words like "will," "should," "believes," "expects," "project," "could," "anticipates," "estimates," "intends," "may," "pro forma" or similar expressions used in this prospectus. These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause our actual results or performance to be materially different from any future results or performance expressed or implied by the forward-looking statements. The risks and uncertainties include those risks and uncertainties identified under the heading "Risk Factors" in this prospectus. These factors include, but are not limited to, the following:

         o  our level of leverage;

         o  our ability to meet our debt service obligations;

         o the restrictions imposed upon us by the indenture governing our senior subordinated notes and by our senior credit facilities;

         o  our relationships with Class I railroads;

         o our ability to find suitable acquisition opportunities and to finance and complete acquisitions and integrate acquired businesses; and

         o our ability to successfully market and sell non-core properties and assets.

         Because these forward-looking statements are subject to risks and uncertainties, we caution you not to place undue reliance on these statements, which speak only as of the date of this prospectus. We do not undertake any responsibility to review or confirm analysts' expectations or estimates or to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.

                                 USE OF PROCEEDS

         All of the common stock offered under this prospectus is being sold by the selling stockholders. We will not receive any of the proceeds from the sale of the common stock. Expenses expected to be incurred by us in connection with this offering are estimated to be approximately $80,000.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

         The following unaudited pro forma combined financial information gives effect to the consummation of the acquisition of RailTex in February 2000 and the related financings, our issuance of units consisting of 130,000,000 Senior Subordinated Notes and warrants to purchase 1,411,414 shares of common stock in August 2000 and our private placement of 3,800,000 shares of our common stock in June 2001, in each case as if it or they had been consummated; (1) on March 31, 2001, in the case of the unaudited pro forma combined balance sheet; (2) on January 1, 2000, in the case of the unaudited pro forma combined statement of operations for the year ended December 31, 2000; and (3) on January 1, 2001 in the case of the unaudited pro forma combined statement of operations for the three months ended March 31, 2001.

         The following unaudited pro forma combined financial information is presented for illustrative purposes only and does not purport to be indicative of RailAmerica's actual financial position or results of operations as of the date of this prospectus, or as of or for any other future date, and is not necessarily indicative of what our actual financial position or results of operations would have been had the acquisition of RailTex, the units offering or the private placement been consummated on the above-referenced dates, nor does it give effect to (1) any transactions other than the acquisition, the units offering and the private placement and those described in the notes to the unaudited pro forma combined financial information or (2) RailAmerica's or RailTex's results of operations since December 31, 2000 for the December 31, 2000 income statement or RailAmerica's or RailTex's results of operations since March 31, 2001 for the March 31, 2001 income statements.

         The following unaudited pro forma combined financial information is based upon the historical financial data of RailAmerica and RailTex and should be read in conjunction with the information appearing in "Use of Proceeds," RailAmerica's audited consolidated financial statements and notes thereto, the RailTex audited financial statements and notes thereto, and other financial data included or incorporated by reference in this prospectus.

                       RAILAMERICA, INC. AND SUBSIDIARIES

                    UNAUDITED PRO FORMA STATEMENTS OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                    (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)



                                                                                                               PRO FORMA
                                                                                             PRO FORMA        CONSOLIDATED
                                                         RAILAMERICA(a)   RAILTEX(b)        ADJUSTMENTS         BALANCES
                                                         --------------   ----------        -----------       ------------
Operating revenue                                         $ 357,936       $  14,074          $       0          $ 372,010
                                                          ---------       ---------          ---------          ---------
Operating expenses:
  Transportation - railroad                                 210,972           7,676                  0            218,648
  Selling, general and administrative                        62,093           3,213               (565)(c)         64,741
  Acquisition related costs                                                       0                                     0
  Gain on sale of assets (net)                              (11,184)                                              (11,184)
  Depreciation and amortization                              26,021           1,480                (77)(d)         27,424
                                                          ---------       ---------          ---------          ---------
                Total operating expenses                    287,902          12,369               (642)           299,629
                                                          ---------       ---------          ---------          ---------
                    Operating income                         70,034           1,705                642             72,381

Interest expense                                            (51,096)           (633)            (1,339)(e)        (50,985)
                                                                                                (1,546)(f)
                                                                                                 3,629 (g)
Amortization of deferred loan costs                          (4,854)                             1,607 (h)         (3,247)
Minority interest and other                                  (1,526)                             2,979 (i)          1,453
                                                          ---------       ---------          ---------          ---------
        Income from continuing operations
                  before income taxes                        12,558           1,072              5,972             19,602
Provision for income taxes                                    2,950             483              2,091 (j)          5,524
                                                          ---------       ---------          ---------          ---------
        Income from continuing operations                     9,608             589              3,881             14,078
                                                          =========       =========          =========          =========

Weighted average shares outstanding
    Basic                                                    18,040                                                22,594
                                                          =========                                             =========
    Diluted                                                  18,267                                                25,148
                                                          =========                                             =========

Earnings per share - continuing operations
    Basic                                                 $    0.50                                             $    0.59
                                                          =========                                             =========
    Diluted                                               $    0.49                                             $    0.58
                                                          =========                                             =========




          THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE PRO FORMA
                             FINANCIAL STATEMENTS.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION
                      FOR THE YEAR ENDED DECEMBER 31, 2000

STATEMENTS OF INCOME:

            (a) Reflects our historical consolidated statement of income for year ended December 31, 2000.

            (b) Reflects the unaudited historical consolidated statement of income for RailTex for the month of January 2000, the time period during the year ended December 31, 2000 which was prior to our acquisition of RailTex.

            (c) Reflects an adjustment to selling, general and administrative costs of $(0.6) million consisting of: a reduction in RailTex costs resulting from (i) elimination of duplicative management positions as well as RailTex's Chairman Emeritus, (ii) elimination of fees paid to directors of RailTex and related costs and (iii) elimination of certain duplicative public company costs.

            (d) Reflects an adjustment to depreciation and amortization cost of $(0.1) million consisting of (A) the decreased depreciation and amortization due to the revaluation of RailTex's property, plant and equipment and (B) $0.1 million related to the non-cash amortization of a not-to-compete payment paid to a former RailTex employee.

            (e) Reflects the adjustment to interest expense related to our acquisition of RailTex resulting from borrowings under our Senior Credit Facility less the elimination of historical interest expense. The effect of a 1/8% increase in interest rates on our Senior Credit Facility would result in an increase in interest expense of $311,000 for the year ended December 31, 2000.

            (f) Reflects the increase in interest expense from the replacement of existing indebtedness with the issuance of our Senior Subordinated Notes for the period from January 1, 2000 through August 14, 2000 (the date which the Senior Subordinated Notes were issued).

            (g) Reflects the reduction of interest expense from the repayment of debt under our Senior Credit Facility with proceeds from the June 2001 private placement of common stock.

            (h) Reflects net decrease in amortization of deferred loan costs as a result of our Senior Credit Facility and bridge loans used to finance the acquisition of Railtex.

            (i) Reflects the elimination of a foreign exchange loss resulting from the extinguishment of debt used to finance our acquisition of V/Line Freight.

            (j) Reflects the income tax effect of the pro forma adjustments.

                       RAILAMERICA, INC. AND SUBSIDIARIES

                    UNAUDITED PRO FORMA STATEMENTS OF INCOME
                    FOR THE THREE MONTHS ENDED MARCH 31, 2001
                    (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)


                                                                                                          PRO FORMA
                                                                               PRO FORMA                 CONSOLIDATED
                                                       RAILAMERICA(a)          ADJUSTMENTS                  BALANCES
                                                       --------------          -----------               ------------
Operating revenue                                        $ 91,955                $                          $ 91,955
                                                         --------                --------                   --------
Operating expenses:
  Transportation - railroad                                51,014                                             51,014
  Selling, general and administrative                      16,935                                             16,935
  Acquisition related costs                                                                                        0
  Gain on sale of assets (net)                               (667)                                              (667)
  Depreciation and amortization                             6,730                                              6,730
                                                         --------                --------
          Total operating expenses                         74,012                       0                     74,012
                                                         --------                --------
             Operating income                              17,943                                             17,943

Interest expense                                          (13,351)                    883 (b)                (12,468)

Amortization of deferred loan costs                        (1,096)                                            (1,096)
Minority interest and other                                   105                                                105
                                                         --------                --------                   --------
     Income from continuing operations
            before income taxes                             3,601                     883                      4,484
Provision for income taxes                                    813                     336 (c)                  1,149
                                                         --------                --------                   --------
     Income from continuing operations                      2,788                     547                      3,335
                                                         ========                ========                   ========

Weighted average shares outstanding
    Basic                                                  18,642                                             22,442
                                                         ========                                           ========
    Diluted                                                21,446                                             25,246
                                                         ========                                           ========

Earnings per share - continuing operations
    Basic                                                $   0.15                                           $   0.15
                                                         ========                                           ========
    Diluted                                              $   0.14                                           $   0.14
                                                         ========                                           ========










          THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE PRO FORMA
                             FINANCIAL STATEMENTS.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION
                   FOR THE THREE MONTHS ENDED MARCH 31, 2001

STATEMENTS OF INCOME:

         (a) Reflects our historical consolidated statement of income for the three months ended March 31, 2001.

         (b) Reflects the reduction of interest expense from the proceeds of our private placement of 3.8 million shares of common stock in June 2001.

         (c) Reflects the adjustment to the tax provision for the pro forma adjustment.

                       RAILAMERICA, INC. AND SUBSIDIARIES

                       UNAUDITED PRO FORMA BALANCE SHEET
                              AS OF MARCH 31, 2001
                    (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)

                                                                                                             PRO FORMA
                                                                                    PRO FORMA               CONSOLIDATED
                                                             RAILAMERICA(a)        ADJUSTMENTS                BALANCES
                                                             --------------        -----------              ------------

                           ASSETS

Cash                                                           $   7,094            $                        $   7,094
Restricted cash                                                    2,918
Accounts and notes receivable                                     59,345                                        59,345
Other current assets                                              18,681                                        18,681
                                                               ---------            ---------                ---------
                    Total current assets                          88,038                                        85,120

Property, plant and equipment, net                               703,914                                       703,914
Other assets                                                      22,609                                        22,609
                                                               ---------            ---------                ---------
                        Total assets                           $ 814,561            $       0                $ 811,643
                                                               =========            =========                =========

LIABILITIES AND STOCKHOLDER'S EQUITY

Current maturities of long-term debt                           $  20,999            $                        $  20,999
Accounts payable                                                  40,326                                        40,326
Accrued expenses                                                  47,016                                        47,016
                                                               ---------            ---------                ---------
                  Total current liabilities                      108,341                    0                  108,341
                                                               ---------            ---------                ---------
Long-term debt                                                   335,987              (38,201)(b)              297,786
Subordinated debt                                                141,144                                       141,144
Other liabilities                                                 43,364                                        43,364
Deferred income taxes                                             83,030                                        83,030

Redeemable convertible preferred stock                             6,642                                         6,642
Stockholders' equity
  Common stock                                                        19                    4 (c)                   23
  Additional paid in capital                                     118,701               38,197 (c)              156,898
  Retained earnings                                               31,813                                        31,813
  Accumulated other comprehensive income                         (54,480)                                      (54,480)
                                                               ---------            ---------                ---------
                 Total stockholders' equity                       96,053               38,201                  134,254
                                                               ---------            ---------                ---------
         Total liabilities and stockholders' equity            $ 814,561            $       0                $ 814,561
                                                               =========            =========                =========




          THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE PRO FORMA
                             FINANCIAL STATEMENTS.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION
                               AS OF JUNE 30, 2000

BALANCE SHEET:

         (a) Reflects our historical consolidated balance sheet as of March 31, 2001.

         (b) Reflects the reduction of long term debt from the proceeds of our private placement of 3.8 million shares of common stock in June 2001.

         (c) Reflects the adjustment to stockholders' equity for the sale of 3.8 million shares of common stock at $10.75 per share in June 2001. The net proceeds from the private placement were $38.2 million.

                              SELLING STOCKHOLDERS

         Below is information with respect to the number of shares of our common stock owned or issuable upon exercise of warrants owned by each of the stockholders. None of the selling stockholders has, or had, any position, office or other material relationship with us or any of our affiliates beyond their investment in, or receipt of, our securities except for Jesse Shelmire and Scott Griffith who have assisted us in the past with some financings and Barclays Bank PLC who financed our acquisition of the assets of V/Line Freight Corporation in 1999 and was an initial purchaser of the units sold by us in August 2000. See "Plan of Distribution."

         We have filed with the SEC a registration statement, of which this prospectus forms a part, with respect to the resale of the shares of our common stock from time to time, under Rule 415 under the Securities Act, in the over-the-counter market, in privately negotiated transactions, in underwritten offerings or by a combination of these methods for sale. We have agreed to use our best efforts to keep this registration statement effective until the later of (1) two years following the effective date of this registration statement and
(2) the date on which all of the shares of common stock issued in our June 2001 private placement are eligible for resale under Rule 144(k).

         The shares of our common stock offered by this prospectus may be offered from time to time by the persons or entities named below:


                                               SHARES BENEFICIALLY OWNED                         SHARES BENEFICIALLY OWNED
                                                 PRIOR TO THE OFFERING                             AFTER THE OFFERING**
                                             ------------------------------                   ----------------------------------
                                                        NUMBER OF                                          NUMBER OF
                                                          SHARES               NUMBER OF                     SHARES
                                                        UNDERLYING              SHARES                     UNDERLYING
 NAME AND ADDRESS OF SELLING STOCKHOLDER     NUMBER      WARRANTS   PERCENT     OFFERED        NUMBER       WARRANTS    PERCENT
 ---------------------------------------     ------      --------   -------     -------        ------       --------    -------
Altman Foundation........................    9,500         0          *         9,500           0             0           *
521 Fifth Ave., 35th Fl.
New York, NY 10175

Ascend Offshore Fund.....................   75,000         0          *        75,000           0             0           *
c\o Ascend Capital
One Montgomery, Suite 3300
San Francisco, CA 94104

Ascend Sapient, LP.......................    5,000         0          *         5,000           0             0           *
c\o Ascend Capital
One Montgomery, Suite 3300
San Francisco, CA 94104

Ascend Partners, LP......................   20,000         0          *        20,000           0             0           *
c\o Ascend Capital
One Montgomery, Suite 3300
San Francisco, CA 94104

Barclays Bank PLC........................      0        800,000       *       50,000(1)         0          750,000        *
222 Broadway
New York, New York 10038

ES Tallmadge Residuary Trust 2...........     399          0          *          399            0             0           *
U.S. Bancorp Piper Jaffray Asset
Management
777 East. Wisconsin Avenue
Suite 800
Milwaukee, WI 53202

Firstar MicroCap......................... 250,582          0         1.1%    250,582            0             0           *
U.S. Bancorp Piper Jaffray Asset
Management
777 East. Wisconsin Avenue
Suite 800
Milwaukee, WI 53202



                                               SHARES BENEFICIALLY OWNED                         SHARES BENEFICIALLY OWNED
                                                 PRIOR TO THE OFFERING                             AFTER THE OFFERING**
                                             ------------------------------                   ----------------------------------
                                                        NUMBER OF                                          NUMBER OF
                                                          SHARES               NUMBER OF                     SHARES
                                                        UNDERLYING              SHARES                     UNDERLYING
 NAME AND ADDRESS OF SELLING STOCKHOLDER     NUMBER      WARRANTS   PERCENT     OFFERED        NUMBER       WARRANTS    PERCENT
 ---------------------------------------     ------      --------   -------     -------        ------       --------    -------

Frantschi MicroCap.......................     14,676           0      *         14,676             0            0           *
U.S. Bancorp Piper Jaffray Asset
Management
777 East. Wisconsin Avenue
Suite 800
Milwaukee, WI 53202

Frey Foundation (2)......................      8,200           0      *          8,200             0            0           *
48 Fountain St. NW, Suite 200
Grand Rapids, MI 49503

Scott Griffith...........................          0     100,000      *        100,000             0            0           *
Stonegate Securities, Inc.
5950 Sherry Lane
Suite 410
Dallas, Texas 75225

Hare & Co. F/B/O John Hancock Small Cap
Value Fund(3)............................  1,350,000           0     5.8%    1,350,000             0            0           *
Attention:  Investment Operations
c/o John Hancock Advisers
4th Floor, Private Placement Corporate
Actions
101 Huntington Avenue
Boston, MA 02199-7603

Lyndhurst................................     17,271           0      *         17,271             0            0           *
U.S. Bancorp Piper Jaffray Asset
Management
777 East. Wisconsin Avenue
Suite 800
Milwaukee, WI 53202

Milwaukee Foundation MicroCap............      5,092           0      *          5,092             0            0           *
U.S. Bancorp Piper Jaffray Asset
Management
777 East. Wisconsin Avenue
Suite 800
Milwaukee, WI 53202

Milwaukee Jewish Federation..............      4,093           0      *          4,093             0            0           *
U.S. Bancorp Piper Jaffray Asset
Management
777 East. Wisconsin Avenue
Suite 800
Milwaukee, WI 53202

Nations Small Company Fund...............    300,000           0     1.3%      300,000             0            0           *
c/o Bank of America Capital Management
One Bank of America Plaza, 33rd Floor
Charlotte, NC 28255

NMF Small Cap Value Fund.................     15,900           0      *         15,900             0            0           *
NorthPointe Capital
101 W. Big Beaver Rd., Suite 1125
Troy, MI 48084

Commonwealth of Pennsylvania Public
School Employee's Retirement System......    149,600           0      *        142,600         7,000            0           *
5 North 5th St.
Harrisburg, PA 17108

Plumbers & Pipefitters Local 189 Pension
Fund.....................................     12,600           0      *         12,600             0            0           *
1230 Kinnear Rd.
Columbus, OH 43212




                                               SHARES BENEFICIALLY OWNED                         SHARES BENEFICIALLY OWNED
                                                 PRIOR TO THE OFFERING                             AFTER THE OFFERING**
                                             ------------------------------                   ----------------------------------
                                                        NUMBER OF                                          NUMBER OF
                                                          SHARES               NUMBER OF                     SHARES
                                                        UNDERLYING              SHARES                     UNDERLYING
 NAME AND ADDRESS OF SELLING STOCKHOLDER     NUMBER      WARRANTS   PERCENT     OFFERED        NUMBER       WARRANTS    PERCENT
 ---------------------------------------     ------      --------   -------     -------        ------       --------    -------


Posner Partners MicroCap.................      7,288          0       *           7,288         0             0           *
U.S. Bancorp Piper Jaffray Asset
Management
777 East. Wisconsin Avenue
Suite 800
Milwaukee, WI 53202

Putnam Investment Funds -- Putnam Small
Cap Value Fund...........................    395,000          0      1.7%       395,000         0             0           *
c/o Putnam Investment Management, LLC
One Post Office Square
Boston, MA 02109

Putnam Variable Trust -- Putnam VT Small
Cap Value Fund...........................    105,000          0       *         105,000         0             0           *
c/o Putnam Investment Management, LLC
One Post Office Square
Boston, MA 02109

Rainbow Trading Corporation..............     50,000          0       *          50,000         0             0           *
c\o Regal Asset Mgmt
8201 Preston Rd. LB21
Dallas, TX 75225

Jesse Shelmire...........................          0    100,000       *         100,000         0             0           *
Stonegate Securities, Inc.
5950 Sherry Lane
Suite 410
Dallas, Texas 75225

SMALLCAP World Fund, Inc.(5).............  1,000,000          0      4.3%     1,000,000         0             0           *
333 South Hope Street - 55th Floor
Los Angeles, CA 90071

Spectrum Health Group....................      5,000          0       *           5,000         0             0           *
Spectrum Health
1840 Wealthy SE
Grand Rapids, MI 49506

Spectrum Health Pension Equity Plan......      6,200          0       *           6,200         0             0           *
Spectrum Health
1840 Wealthy SE
Grand Rapids, MI 49506

WM Chester - Small Cap...................        599          0       *             599         0             0           *
U.S. Bancorp Piper Jaffray Asset
Management
777 East. Wisconsin Avenue
Suite 800
Milwaukee, WI 53202

-------------------------

 *   Indicates less than 1%.

**   Assumes all of the shares of common stock registered hereby are sold.

(1) Consists of shares of our common stock issuable upon exercise of warrants issued in connection with Barclays Bank's services with respect to our Freight Australia acquisition, at an exercise price of $7.875 per share.

(2)  Shares are registered in the name of Bank of New York, as nominee.

(3)  Shares are registered in the name of Hare & Co., as nominee.

(4)  Shares are registered in the name of Clipperbay & Co., as nominee.

                              PLAN OF DISTRIBUTION

         The shares of our common stock offered by this prospectus may be sold by the selling stockholders or their transferees from time to time in:

         o  transactions in the over-the-counter market;

         o  negotiated transactions;

         o  underwritten offerings; or

         o  a combination of these methods of sale.

         The selling stockholders may sell the shares of our common stock at:

         o  fixed prices which may be changed;

         o  market prices prevailing at the time of sale;

         o  prices related to prevailing market prices; or

         o  negotiated prices.

         DIRECT SALES; AGENTS, DEALERS AND UNDERWRITERS. The selling shareholders or their transferees may effect transactions by selling the shares of common stock in any of the following ways:

         o  directly to purchasers, or

         o to or through agents, dealers or underwriters designated from time to time.

         Agents, dealers or underwriters may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom they act as agent or to whom they sell as principals, or both. The selling shareholders and any agents, dealers or underwriters that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

         SUPPLEMENTS. To the extent required, we will set forth in a supplement to this prospectus filed with the SEC the number of shares to be sold, the purchase price and public offering price, any new selling stockholders, the name or names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offering.

         STATE SECURITIES LAW. Under the securities laws of some states, the selling shareholders may only sell the shares in those states through registered or licensed brokers or dealers. In addition, in some states the selling shareholders may not sell the shares unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is satisfied.

         EXPENSES; INDEMNIFICATION. We will not receive any of the proceeds from the sale of the shares of common stock sold by the selling shareholders and will bear all expenses related to the registration of this offering but will not pay for any underwriting commissions, fees or discounts, if any. We will indemnify the selling shareholders against some civil liabilities, including some liabilities which may arise under the Securities Act.

                                  LEGAL MATTERS

         The validity of the issuance of the shares of common stock offered by this prospectus will be passed upon for us by Greenberg Traurig, P.A., Miami, Florida.

                                     EXPERTS

         The financial statements of RailAmerica, Inc. as of December 31, 1999 and 2000 and for the three years in the period ended December 31, 2000, incorporated in this Prospectus by reference to the Annual Report on Form 10-K of RailAmerica, Inc. for the year ended December 31, 2000, except as they relate to Empresa De Transporte Ferrovario S.A. as of December 31, 1999 and for the two years then ended, have been audited by PricewaterhouseCoopers LLP, independent accountants, and insofar as they relate to Empresa De Transporte Ferrovario S.A. as of December 31, 1999 and for the two years then ended, by Arthur Andersen Langton Clarke, independent accountants, whose report thereon is incorporated by reference herein. Such financial statements have been so incorporated in reliance on the reports of such independent accountants given on the authority of such firms as experts in accounting and auditing.

         The financial statements of RailTex and schedules incorporated by reference in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in the report, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also inspect our filings at the regional offices of the SEC located at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. You can also inspect reports and other information we file at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, Washington, D.C. 20006.

         The SEC allows us to "incorporate by reference" some of the documents that we file with it into this prospectus, which means:

         o  incorporated documents are considered part of this prospectus;

         o we can disclose important information to you by referring you to those documents; and

         o information that we file with the SEC will automatically update and supersede this incorporated information.

         We incorporate by reference the documents listed below, which were filed with the SEC under the Securities Exchange Act of 1934:

         o  our annual report on Form 10-K for the year ended December 31, 2000;

         o our quarterly report on Form 10-Q for the period ended March 31, 2001;

         o  our current report on Form 8-K, dated August 31, 2000; and

         o  our current report on Form 8-K, dated June 25, 2001.

         We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus:

         o any reports filed under Sections 13(a) and (c) of the Securities Exchange Act;

         o definitive proxy or information statements filed under Section 14 of the Securities Exchange Act in connection with any subsequent stockholders meeting or action; and

         o  any reports filed under Section 15(d) of the Securities Exchange
            Act.

         You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial position and results of operations may have changed since that date. You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

                                RailAmerica, Inc.
                       5300 Broken Sound Boulevard, N.W.,
                            Boca Raton, Florida 33487
                                 (561) 994-6015
                       Attn: Donald D. Redfearn, Secretary

================================================================================




                                RAILAMERICA, INC.

                                4,050,000 SHARES

                                  COMMON STOCK

                               -------------------
                                   PROSPECTUS

                               -------------------




                               ____________, 2001




================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION (1)

         The following table sets forth the costs and expenses (subject to future contingencies) incurred or expected to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered pursuant to this Registration Statement. The Registrant has agreed to pay all the costs and expenses of this offering.

Securities and Exchange Commission Registration Fee      $11,583.00
Accounting Fees and Expenses ......................       15,000.00
Legal Fees and Expenses ...........................       20,000.00
Nasdaq Fees .......................................       17,500.00
Printing Expenses .................................        6,000.00
Miscellaneous .....................................        9,917.00
                                                         ----------
         Total ....................................      $80,000.00
                                                         ==========

-----------------
*        To be provided by amendment.
(1)      The amounts set forth above are estimated, except for the SEC fee.

ITEM 15.      INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Registrant has authority under Section 145 of the Delaware General Corporation Law to indemnify its directors and officers to the extent provided for in such statute. The Registrant's Amended and Restated Certificate of Incorporation provides for indemnification of the Registrant's officers and directors to the extent permitted under the Delaware General Corporation Law.

         The Registrant's Amended and Restated Certificate of Incorporation limits the liability of Directors to the maximum extent permitted by Delaware General Corporation Law. Delaware law provides that the directors of a corporation will not be personally liable to such corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derives an improper personal benefit. The Registrant's Amended and Restated Certificate of Incorporation provides that the Registrant shall indemnify its Directors and officers to the fullest extent permitted by Delaware law, except against actions by the Registrant approved by the Board of Directors, and requires the Registrant to advance expenses to such Directors and officers to defend any action for which rights of indemnification are provided in the Certificate of Incorporation, and also permits the Board of Directors to grant such rights to its employees and agents.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 16.      EXHIBITS

         The following exhibits are included as part of this Registration
Statement:

EXHIBITS       DESCRIPTION
--------       -----------

   5.1         Opinion of Greenberg Traurig, P.A.*

   23.1        Consent of Greenberg Traurig, P.A. (to be contained in exhibit
               5.1)

   23.2        Consent of PricewaterhouseCoopers LLP

   23.3        Consent of Arthur Andersen Langton Clarke

   23.4        Consent of Arthur Andersen LLP

   24.1        Power of Attorney (filed with the signature page)

-------------------------

*    To be filed by amendment.


ITEM 17.      UNDERTAKINGS

         (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with
respect to the plan of distribution not previously disclosed in the registration or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on the 3rd day of July, 2001.

                           RAILAMERICA, INC.

                           By: /s/ GARY O. MARINO
                              --------------------------------------------------
                               Gary O. Marino
                               Chairman, Chief Executive Officer and President

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary O. Marino and Donald D. Redfearn, and each of them, his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, including a Registration Statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                SIGNATURE                                         TITLE                                 DATE
                ---------                                         -----                                 ----

/s/ GARY O. MARINO                           Chairman of the Board, Chief Executive officer         July 3, 2001
--------------------------------------       and President (Principal Executive Officer)
Gary O. Marino


/s/ DONALD D. REDFEARN                       Executive Vice President, Secretary and                July 3, 2001
--------------------------------------       Director
Donald D. Redfearn


/s/ BENNETT MARKS                            Chief Financial Officer (Principal Financial           July 3, 2001
--------------------------------------       Officer)
Bennett Marks


/s/ JOHN H. MARINO                           Director                                               July 3, 2001
--------------------------------------
John H. Marino


/s/ DOUGLAS R. NICHOLS                       Director                                               July 3, 2001
--------------------------------------
Douglas R. Nichols


/s/ RICHARD RAMPELL                          Director                                               July 3, 2001
--------------------------------------
Richard Rampell


/s/ CHARLES SWINBURN                         Director                                               July 3, 2001
--------------------------------------
Charles Swinburn


/s/ JOHN M. SULLIVAN                         Director                                               July 3, 2001
--------------------------------------
John M. Sullivan


/s/ FERD. C. MEYER, JR.                      Director                                               July 3, 2001
--------------------------------------
Ferd. C. Meyer, Jr.


/s/ WILLIAM G. PAGONIS                       Director                                               July 3, 2001
--------------------------------------
William G. Pagonis
